Exhibit 5.1

June 2, 2005

TASER International, Inc.
17800 N. 85th Street
Scottsdale, Arizona 85255

Registration Statement on Form S-8

Ladies and Gentlemen:

     I am Vice President, Corporate Secretary and General Counsel of TASER International, Inc., a Delaware corporation (the “Company”), and in such capacity I have acted as counsel to the Company in connection with the registration, under the Securities Act of 1933, as amended (the “Act”), of 6,800,000 shares of the Company’s common stock, par value $0.00001 per share, that may be issued by the Company upon the exercise of options granted under the Company’s 2004 Stock Option Plan and the Company’s 2004 Outside Director Stock Option Plan (the “Original Issuance Shares”).

     In my capacity as such counsel, I have reviewed the Company’s Registration Statement on Form S-8, the 2004 Stock Option Plan, the 2004 Outside Director Stock Option Plan and the corporate actions of the Company taken in connection with this matter, and have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, and other evidence as I have deemed necessary or appropriate for the purposes of the opinions hereinafter expressed.

     Based upon the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Original Issuance Shares have been duly authorized by all necessary corporate action, and when issued and sold by the Company against payment therefor pursuant to the terms of the Company’s 2004 Stock Option Plan and 2004 Outside Director Stock Option Plan, the Original Issuance Shares will be validly issued, fully paid and non-assessable. I am expressing my opinion only as to matters of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

TASER INTERNATIONAL, INC.

/s/ Douglas E. Klint

Douglas E. Klint

Vice President, Corporate Secretary and General Counsel